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                                           Exhibit 99.2:     Shareholder Letter

October 31,2000

Dear Shareholder:

We are pleased to inform you that Capital Holdings, Inc. has entered into a contract to be acquired by Fifth Third Bancorp. We have enclosed a copy of the press release making our announcement. Under the terms of our transaction, each share of Capital Holdings, Inc. common stock will be converted into the right to receive 0.637 shares of Fifth Third Bancorp stock. This exchange ratio is fixed.

Based on the Fifth Third Bancorp common stock closing price of $51.44 on October 24, 2000, the date of our contract, this equals a value of $32.77 for each share of our company stock. We believe this provides an outstanding return for our shareholders. A shareholder that invested in our original offering in 1989 has realized a return of nearly 10-to-1. As you may recall, Fifth Third acquired First National Bank of Toledo in 1989. The shareholders of First National have experienced a tremendous return of 14.5-to-1.

The transaction is subject to your approval and that of bank regulators. We expect the transaction to close in the first quarter of 2001. A special shareholders' meeting will be scheduled to obtain your approval of the transaction. Prior to the special shareholders' meeting, you will receive a proxy providing full information about the transaction.

The affiliation with Fifth Third will provide access to capital and technology that will allow us to serve the wide range of our customers' financial needs. Fifth Third shares our passion for excellence and commitment to relationship banking. We believe that our affiliation will benefit both companies. Year after year, Fifth Third Bank consistently ranks at the top among U.S. banks. This year, it was named the #1 bank in the country by Salomon Smith Barney for the ninth consecutive year, best domestic bank in the U. S. by Euromoney magazine and ranked as the 7th best place to work for Information Technology professionals by Computerworld.

We want to thank you for the confidence you have placed in Capital Bank over these last 11 years. We are very proud of everything that we have accomplished with your help, and we are also very positive about the tremendous banking organization that we will be joining in Fifth Third Bancorp. You can count on us to continue the high level of service that you have come to expect.

Sincerely,

/s/ John S. Szuch                                    /s/ Robert A. Sullivan
-----------------                                    ----------------------
John S. Szuch                                        Robert A. Sullivan
Chairman                                             President

Enclosure